Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2024 RESULTS
RUTLAND, VERMONT (April 25, 2024) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three-month period ended March 31, 2024.
Highlights for the Three Months Ended March 31, 2024:
•Revenues were $341.0 million for the quarter, up $78.4 million, or up 29.9%, from the same period in 2023.
•Overall solid waste pricing was up 5.5% from the same period in 2023, driven by 6.2% collection price growth and 4.0% disposal price growth.
•Net loss was $(4.1) million for the quarter, as compared to net income of $3.5 million for the same period in 2023.
•Adjusted EBITDA, a non-GAAP measure, was $71.0 million for the quarter, up $20.4 million, or up 40.2%, from the same period in 2023.
"We had a strong start to the year, driven by the continued execution of our core operating strategies and pricing programs and the successful integration of the acquisitions we completed in 2023,” said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. “Our first quarter results demonstrated the dedication of our team and success of our growth strategy and set us up well for the rest of the year."
"Our business is performing at a high level and delivered meaningful year-over-year Adjusted EBITDA margin improvement of 150 basis points,” Casella said. “From a core operations standpoint, our investments in fleet automation, route optimization, and onboard computers have allowed us to be more efficient, productive, and safer in our collection line of business while maintaining our high customer service standards. Our customer focus also extends into recycling where we have made meaningful investments in our processing facilities to meet customer demand for diversion and sustainability services. Our upgraded Boston recycling facility continues to perform very well, and we are excited to begin the upgrade of our Willimantic recycling facility later this year."
"We remain focused on pricing our services appropriately and strengthening the quality of our revenue, with overall solid waste pricing up 5.5%, collection pricing up 6.2% and the average price per ton at our landfills up 13.3% in the quarter. Solid waste volumes were down year-over-year, as expected; however, this net trade-off improved margins,” Casella said.
"The integration of our 2023 acquisitions is advancing well and we are realizing planned synergies," Casella said. "While our recent focus has been on ensuring a smooth transition for our new employees and customers, looking forward our acquisition pipeline remains robust with a number of quality companies across our footprint."
For the quarter, revenues were $341.0 million, up $78.4 million, or up 29.9%, from the same period in 2023, with revenue growth mainly driven by: the rollover contribution from acquisitions closed in 2023; strong collection and disposal pricing; and higher recycling commodity prices.
Operating income was $6.8 million for the quarter, down $(3.4) million from the same period in 2023, mainly due to higher depreciation and amortization expense related to acquisition growth and higher expenses from acquisition activities.
Net loss was $(4.1) million for the quarter, or $(0.07) per diluted common share, as compared to net income of $3.5 million, or $0.07 per diluted common share, for the same period in 2023 driven by the factors impacting operating income as well as higher interest expense. Adjusted Net Loss, a non-GAAP measure, was $(0.8) million for the quarter, or $(0.01) Adjusted Diluted Loss Per Common Share, a non-GAAP measure, as compared to Adjusted Net Income of $5.3 million, or $0.10 Adjusted Diluted Earnings Per Common Share, for the same period in 2023. Adjusted EBITDA was $71.0 million for the quarter, up $20.4 million, or up 40.2%, from the same period in 2023, driven by acquisition rollover and 8.8% organic growth.
Please refer to "Non-GAAP Performance Measures" included in "Unaudited Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliations of Adjusted Net (Loss) Income, Adjusted Diluted (Loss) Earnings Per Common Share, Adjusted EBITDA and other non-GAAP performance measures to their most directly comparable GAAP measures.
Net cash provided by operating activities was $7.7 million for the quarter, as compared to $16.1 million for the same period in 2023, driven by higher cash interest payments and changes in working capital, and Adjusted Free Cash Flow was $(2.4) million for the quarter, as compared to $2.2 million for the same period in 2023, with the year-over-year variance further driven by higher capital expenditures.

Please refer to "Non-GAAP Liquidity Measures" included in "Unaudited Reconciliation of Certain Non-GAAP Measures" below for additional information and reconciliation of Adjusted Free Cash Flow to its most directly comparable GAAP measure.
Fiscal Year 2024 Outlook
"Given the continued strength of our solid waste and Resource Solutions operations, together with the rollover contribution from closed acquisitions, we are reaffirming our revenue, net income, Adjusted EBITDA, net cash provided by operating activities, and Adjusted Free Cash Flow ranges for fiscal year 2024," Casella said. "The business is operating in line with plan, and our outlook for our markets and the economy has not materially changed."
The Company reaffirmed guidance for the fiscal year ending December 31, 2024 ("fiscal year 2024") by estimating results in the following ranges:
•Revenues between $1.480 billion and $1.510 billion.
•Net income between $35 million and $45 million.
•Adjusted EBITDA between $350 million and $360 million.
•Net cash provided by operating activities between $260 million and $270 million.
•Adjusted Free Cash Flow between $140 million and $150 million.
The guidance ranges do not include the impact of any acquisitions that have not been completed. Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2024 are described in the Unaudited Reconciliation of Fiscal Year 2024 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively, however these forward-looking estimates for fiscal year 2024 do not contemplate any unanticipated impacts.
Conference Call to Discuss Quarter
The Company will host a conference call to discuss these results on Friday, April 26, 2024, at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should register for the call by clicking here to obtain a dial in number and unique passcode. Alternatively, upon registration, the website linked above provides an option for the conference provider to call the registrant's phone line, enabling participation on the call.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website and accessible using the same link.
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal, institutional and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the eastern United States. For further information, investors may contact Charlie Wohlhuter, Director of Investor Relations at (802) 772-2230; media may contact Jeff Weld, Director of Communications at (802) 772-2234; or visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, our financial performance; financial condition; operations and services; prospects; growth; strategies; anticipated impacts from future or completed acquisitions; and guidance for fiscal year 2024, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: the Company may be unable to adequately increase prices or drive operating efficiencies to adequately offset increased costs and inflationary pressures, including increased fuel prices and wages; it is difficult to determine the timing or future impact of a sustained economic slowdown that could negatively affect our operations and financial results; the closure of the Subtitle D landfill located in Southbridge, Massachusetts ("Southbridge Landfill") could result in material unexpected costs; the increasing focus on PFAS and other emerging contaminants, including the recent designation by the EPA of two PFAS chemicals as hazardous substances under CERCLA, will likely lead to increased compliance and remediation costs and litigation risks; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all, including due to the failure to satisfy all closing conditions and to receive required regulatory approvals that may prevent closing of any announced transaction; the Company may not be able to successfully integrate and recognize the expected financial benefits from acquired businesses; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A. “Risk Factors” in the Company's most recently filed Form 10-K and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Charlie Wohlhuter
Director of Investor Relations
(802) 772-2230
Media:
Jeff Weld
Director of Communications
(802) 772-2234
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per share data)

	Three Months Ended March 31,
	Unaudited
	2024	2023
Revenues	$341,008	$262,595
Operating expenses:
Cost of operations	230,792	180,243
General and administration	44,334	35,679
Depreciation and amortization	54,037	33,435
Expense from acquisition activities	5,010	2,863
Southbridge Landfill closure charge	—	110
	334,173	252,330
Operating income	6,835	10,265
Other expense (income):
Interest expense, net	13,070	6,275
Other income	(352)	(349)
Other expense, net	12,718	5,926
(Loss) income before income taxes	(5,883)	4,339
(Benefit) provision for income taxes	(1,766)	791
Net (loss) income	$(4,117)	$3,548
Basic weighted average common shares outstanding	58,030	51,770
Basic (loss) earnings per common share	$(0.07)	$0.07
Diluted weighted average common shares outstanding	58,030	51,869
Diluted (loss) earnings per common share	$(0.07)	$0.07

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$189,457	$220,912
Accounts receivable, net of allowance for credit losses	146,795	157,324
Other current assets	49,150	48,089
Total current assets	385,402	426,325
Property and equipment, net of accumulated depreciation and amortization	978,622	980,553
Operating lease right-of-use assets	99,679	100,844
Goodwill	736,513	735,670
Intangible assets, net of accumulated amortization	228,865	241,429
Other non-current assets	48,173	50,649
Total assets	$2,477,254	$2,535,470
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$63,368	$35,781
Current operating lease liabilities	8,825	9,039
Accounts payable	79,989	116,794
Current accrued final capping, closure and post-closure costs	10,140	10,773
Other accrued liabilities	81,799	106,471
Total current liabilities	244,121	278,858
Debt, less current portion	980,878	1,007,662
Operating lease liabilities, less current portion	66,630	66,074
Accrued final capping, closure and post-closure costs, less current portion	127,184	123,131
Other long-term liabilities	32,517	37,954
Total stockholders' equity	1,025,924	1,021,791
Total liabilities and stockholders' equity	$2,477,254	$2,535,470

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(4,117)	$3,548
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	54,037	33,435
Interest accretion on landfill and environmental remediation liabilities	2,937	2,510
Amortization of debt issuance costs	741	502
Stock-based compensation	2,135	1,976
Operating lease right-of-use assets expense	4,070	3,328
Disposition of assets, other items and charges, net	320	1,315
Deferred income taxes	(2,425)	86
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(50,019)	(30,621)
Net cash provided by operating activities	7,679	16,079
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(294)	(263)
Additions to property and equipment	(30,251)	(17,879)
Proceeds from sale of property and equipment	488	415
Net cash used in investing activities	(30,057)	(17,727)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	875	—
Principal payments on debt	(9,952)	(8,996)
Payments of debt issuance costs	—	(282)
Net cash used in financing activities	(9,077)	(9,278)
Net decrease in cash and cash equivalents	(31,455)	(10,926)
Cash and cash equivalents, beginning of period	220,912	71,152
Cash and cash equivalents, end of period	$189,457	$60,226
Supplemental Disclosure of Cash Flow Information:
Cash interest payments	$15,500	$5,873
Cash income tax payments	$1,681	$4,807
Right-of-use assets obtained in exchange for financing lease obligations	$9,139	$1,634
Right-of-use assets obtained in exchange for operating lease obligations	$1,613	$5,682

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net (Loss) Income and Adjusted Diluted (Loss) Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended March 31,
	2024	2023
Net (loss) income	$(4,117)	$3,548
Net (loss) income as a percentage of revenues	(1.2)%	1.4%
(Benefit) provision for income taxes	(1,766)	791
Other income	(352)	(349)
Interest expense, net	13,070	6,275
Expense from acquisition activities (i)	5,010	2,863
Southbridge Landfill closure charge (ii)	—	110
Gain on resolution of acquisition-related contingent consideration (iii)	—	(589)
Depreciation and amortization	54,037	33,435
Depletion of landfill operating lease obligations	2,198	2,073
Interest accretion on landfill and environmental remediation liabilities	2,937	2,510
Adjusted EBITDA	$71,017	$50,667
Adjusted EBITDA as a percentage of revenues	20.8%	19.3%
Depreciation and amortization	(54,037)	(33,435)
Depletion of landfill operating lease obligations	(2,198)	(2,073)
Interest accretion on landfill and environmental remediation liabilities	(2,937)	(2,510)
Adjusted Operating Income	$11,845	$12,649
Adjusted Operating Income as a percentage of revenues	3.5%	4.8%

	Three Months Ended March 31,
	2024	2023
Net (loss) income	$(4,117)	$3,548
Expense from acquisition activities (i)	5,010	2,863
Southbridge Landfill closure charge (ii)	—	110
Gain on resolution of acquisition-related contingent consideration (iii)	—	(589)
Tax effect (iv)	(1,683)	(657)
Adjusted Net (Loss) Income	$(790)	$5,275

Diluted weighted average common shares outstanding	58,030	51,869

Diluted (loss) earnings per common share	$(0.07)	$0.07
Expense from acquisition activities (i)	0.09	0.05
Southbridge Landfill closure charge (ii)	—	—
Gain on resolution of acquisition-related contingent consideration (iii)	—	(0.01)
Tax effect (iv)	(0.03)	(0.01)
Adjusted Diluted (Loss) Earnings Per Common Share	$(0.01)	$0.10
(i)Expense from acquisition activities is primarily legal, consulting or other similar costs incurred during the period associated with the due diligence, acquisition and integration of acquired businesses as part of the Company’s strategic growth initiative.
(ii)Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iii)Gain on resolution of acquisition-related contingent consideration is associated with the reversal of a contingency for a transfer station permit expansion that is no longer considered viable.
(iv)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the remaining valuation allowance.

Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that showing the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The table below, on an adjusted basis to exclude certain items, sets forth such liquidity measures:

	Three Months Ended March 31,
	2024	2023
Net cash provided by operating activities	$7,679	$16,079
Capital expenditures	(30,251)	(17,879)
Proceeds from sale of property and equipment	488	415
Southbridge Landfill closure (i)	695	1,249
Cash outlays from acquisition activities (ii)	4,494	864
Acquisition capital expenditures (iii)	6,088	1,090
McKean Landfill rail capital expenditures (iv)	2,195	424
FLSA legal settlement payment (v)	6,150	—
Landfill capping charge - veneer failure payment (vi)	56	—
Adjusted Free Cash Flow	$(2,406)	$2,242
(i)Southbridge Landfill closure are cash outlays associated with the unplanned, early closure of the Southbridge Landfill. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017, and expects to incur cash outlays through completion of the closure and environmental remediation process.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.
(iii)Acquisition capital expenditures are acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision. Acquisition related capital expenditures include costs required to achieve initial operating synergies and integrate operations.
(iv)McKean Landfill rail capital expenditures are long-term infrastructure capital expenditures related to rail side development at the Company's landfill in Mount Jewett, PA ("McKean Landfill"), which is different from the landfill construction investments in the normal course of operations.
(v)FLSA legal settlement payment is the cash outlay of a legal settlement related to reaching an agreement in June 2023 with the collective class members of a class action lawsuit relating to certain claims under the Fair Labor Standards Act of 1938 ("FLSA") as well as state wage and hours laws.
(vi)Landfill capping charge - veneer failure payment is the cash outlay associated with operating expenses incurred to clean up the affected capping material at the Company's landfill in Seneca, New York. Engineering analysis is currently underway to determine root causes and responsibility for the event.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net (Loss) Income, Adjusted Diluted (Loss) Earnings Per Common Share, and Adjusted Free Cash Flow should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA, Adjusted EBITDA as a percentage of revenues, Adjusted Operating Income, Adjusted Operating Income as a percentage of revenues, Adjusted Net (Loss) Income, Adjusted Diluted (Loss) Earnings Per Common Share, and Adjusted Free Cash Flow presented by other companies.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF FISCAL YEAR 2024 OUTLOOK NON-GAAP MEASURES
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA(i) from estimated Net income for fiscal year 2024:

(Estimated) Twelve Months Ending December 31, 2024
Net income	$35,000 - $45,000
Provision for income taxes	18,000
Other income	(2,000)
Interest expense, net	51,000
Southbridge Landfill closure charge	1,000
Expense from acquisition activities	6,000
Depreciation and amortization	222,000
Depletion of landfill operating lease obligations	9,000
Interest accretion on landfill and environmental remediation liabilities	10,000
Adjusted EBITDA	$350,000 - $360,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow(i) from estimated Net cash provided by operating activities for fiscal year 2024:

(Estimated) Twelve Months Ending December 31, 2024
Net cash provided by operating activities	$260,000 - $270,000
Capital expenditures	(184,000)
Proceeds from sale of property and equipment	500
FLSA legal settlement payment	6,150
Southbridge Landfill closure	4,000
Acquisition capital expenditures	40,500
Cash outlays from acquisition activities	6,000
McKean Landfill rail capital expenditures	6,000
Landfill capping charge - veneer failure payment	850
Adjusted Free Cash Flow	$140,000 - $150,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Unaudited Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL DATA TABLES
(In thousands)
Amounts of total revenues attributable to services provided for the three months ended March 31, 2024 and 2023 are as follows:

	Three Months Ended March 31,
	2024	% of Total Revenues	2023	% of Total Revenues
Collection	$211,360	62.0%	$139,977	53.3%
Disposal	50,139	14.7%	51,466	19.6%
Landfill gas-to-energy	2,509	0.7%	1,924	0.7%
Processing	1,929	0.6%	1,576	0.6%
Solid waste operations	265,937	78.0%	194,943	74.2%
Processing	29,762	8.7%	22,806	8.7%
National Accounts	45,309	13.3%	44,846	17.1%
Resource Solutions operations	75,071	22.0%	67,652	25.8%
Total revenues	$341,008	100.0%	$262,595	100.0%

Components of revenue growth for the three months ended March 31, 2024 compared to the three months ended March 31, 2023 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$8,741	6.2%	4.5%	3.3%
Disposal	2,077	4.0%	1.0%	0.8%
Solid waste price	10,818		5.5%	4.1%
Collection	(1,699)	(1.2)%	(0.9)%	(0.6)%
Disposal	(3,841)	(7.5)%	(2.0)%	(1.5)%
Processing	159		0.1%	0.1%
Solid waste volume	(5,381)		(2.8)%	(2.0)%
Surcharges and other fees	(1,210)		(0.6)%	(0.5)%
Commodity price and volume	778		0.4%	0.3%
Acquisitions	65,989		33.9%	25.1%
Total solid waste operations	70,994		36.4%	27.0%
Resource Solutions operations:
Price	6,204		9.2%	2.4%
Volume	(1,361)		(2.0)%	(0.4)%
Surcharges and other fees	(427)		(0.6)%	(0.2)%
Acquisitions	3,003		4.4%	1.1%
Total Resource Solutions operations	7,419		11.0%	2.9%
Total Company	$78,413			29.9%

Components of capital expenditures(i) for the three months ended March 31, 2024 and 2023 are as follows:

	Three Months Ended March 31,
	2024	2023
Growth capital expenditures:
Acquisition capital expenditures	$6,088	$1,090
McKean Landfill rail capital expenditures	2,195	424
Other	2,634	1,396
Growth capital expenditures	10,917	2,910
Replacement capital expenditures:
Landfill development	4,202	1,462
Vehicles, machinery, equipment and containers	12,754	7,799
Facilities	1,562	4,055
Other	816	1,653
Replacement capital expenditures	19,334	14,969
Capital expenditures	$30,251	$17,879

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) acquisition capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision and includes the capital expenditures required to achieve initial operating synergies and integrate operations; 2) McKean Landfill rail capital expenditures, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, replacement costs for equipment and other capital expenditures due to age or obsolescence, and capital items not defined as growth capital expenditures.